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                                                                 DRAFT - 8/24/98




                       PETROLEUM HEAT AND POWER CO., INC.

                 9 3/8% Senior Subordinated Debentures Due 2006




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                                    INDENTURE




                         Dated as of ________ ____, 1998






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                            The Chase Manhattan Bank,


                                                              Trustee









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                                TABLE OF CONTENTS
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
ARTICLE 1.  DEFINITIONS AND INCORPORATION BY REFERENCE............................................................1
   SECTION 1.01. Definitions......................................................................................1
   SECTION 1.02. Other Definitions...............................................................................14
   SECTION 1.03. Incorporation by Reference of Trust Indenture Act...............................................14
   SECTION 1.04. Rules of Construction...........................................................................15

ARTICLE 2.  THE DEBENTURES.......................................................................................16
   SECTION 2.01. Form and Dating.................................................................................16
   SECTION 2.02. Execution and Authentication....................................................................16
   SECTION 2.03. Registrar and Paying Agent......................................................................16
   SECTION 2.04. Paying Agent to Hold Money in Trust.............................................................17
   SECTION 2.05. Debentureholder Lists...........................................................................17
   SECTION 2.06. Transfer and Exchange...........................................................................17
   SECTION 2.07. Replacement Debentures..........................................................................18
   SECTION 2.08. Outstanding Debentures..........................................................................18
   SECTION 2.09. Temporary Debentures............................................................................19
   SECTION 2.10. Cancellation....................................................................................19
   SECTION 2.11. Defaulted Interest..............................................................................19

ARTICLE 3.  REDEMPTION...........................................................................................19
   SECTION 3.01. Notices to Trustee..............................................................................19
   SECTION 3.02. Selection of Debentures To Be Redeemed..........................................................20
   SECTION 3.03. Notice of Redemption............................................................................20
   SECTION 3.04. Effect of Notice of Redemption..................................................................21
   SECTION 3.05. Deposit of Redemption Price.....................................................................22
   SECTION 3.06. Debentures Redeemed in Part.....................................................................22

ARTICLE 4.  COVENANTS............................................................................................22
   SECTION 4.01. Payment of Debentures...........................................................................22
   SECTION 4.02. SEC Reports.....................................................................................22
   SECTION 4.03. Limitation on Funded Debt.......................................................................23
   SECTION 4.04. Limitation on Indebtedness and Preferred Stock of Subsidiaries..................................24
   SECTION 4.05. Limitation on Restricted Payments...............................................................24
   SECTION 4.06. Limitations on Restrictions on Distributions from Subsidiaries..................................26
   SECTION 4.07. Limitation on Transactions with Affiliates......................................................27
   SECTION 4.08. Change of Control...............................................................................27
   SECTION 4.09. Limitation on Liens on Subsidiary Stock.........................................................29
   SECTION 4.10. Compliance Certificate..........................................................................29
   SECTION 4.11. Further Instruments and Acts....................................................................29
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ARTICLE 5.  SUCCESSOR COMPANY....................................................................................29
   SECTION 5.01. When Company May Merge or Transfer Assets.......................................................30

ARTICLE 6.  DEFAULTS AND REMEDIES................................................................................30
   SECTION 6.01. Events of Default...............................................................................30
   SECTION 6.02. Acceleration....................................................................................32
   SECTION 6.03. Other Remedies..................................................................................32
   SECTION 6.04. Waiver of Past Defaults.........................................................................33
   SECTION 6.05. Control by Majority.............................................................................33
   SECTION 6.06. Limitation on Suits.............................................................................33
   SECTION 6.07. Rights of Holders To Receive Payment............................................................33
   SECTION 6.08. Collection Suit by Trustee......................................................................34
   SECTION 6.09. Trustee May File Proofs of Claim................................................................34
   SECTION 6.10. Priorities......................................................................................34
   SECTION 6.11. Undertaking for Costs...........................................................................34
   SECTION 6.12. Waiver of Stay or Extension Laws................................................................35

ARTICLE 7.  TRUSTEE..............................................................................................35
   SECTION 7.01. Duties of Trustee...............................................................................35
   SECTION 7.02. Rights of Trustee...............................................................................36
   SECTION 7.03. Individual Rights of Trustee....................................................................36
   SECTION 7.04. Trustee's Disclaimer............................................................................37
   SECTION 7.05. Notice of Defaults..............................................................................37
   SECTION 7.06. Reports by Trustee to Holders...................................................................37
   SECTION 7.07. Compensation and Indemnity......................................................................37
   SECTION 7.08. Replacement of Trustee..........................................................................38
   SECTION 7.09. Successor Trustee by Merger.....................................................................39
   SECTION 7.10. Eligibility; Disqualification...................................................................39
   SECTION 7.11. Preferential Collection of Claims Against Company...............................................39

ARTICLE 8.  DISCHARGE OF INDENTURE; DEFEASANCE...................................................................39
   SECTION 8.01. Discharge of Liability on Debentures: Defeasance................................................39
   SECTION 8.02. Conditions to Defeasance........................................................................40
   SECTION 8.03. Application of Trust Money......................................................................41
   SECTION 8.04. Repayment to the Company........................................................................42
   SECTION 8.05. Indemnity for Government Obligations............................................................42
   SECTION 8.06. Reinstatement...................................................................................42

ARTICLE 9.  AMENDMENTS...........................................................................................42
   SECTION 9.01. Without Consent of Holders......................................................................42
   SECTION 9.02. With Consent of Holders.........................................................................43
   SECTION 9.03. Compliance with Trust indenture Act.............................................................44
   SECTION 9.04. Revocation and Effect of Consents and Waivers...................................................44
   SECTION 9.05. Notation on or Exchange of Debentures...........................................................45
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   SECTION 9.06. Trustee to Sign Amendments......................................................................45
   SECTION 9.07. Payment for Consent.............................................................................45

ARTICLE 10.  SUBORDINATION.......................................................................................45
   SECTION 10.01. Agreement to Subordinate.......................................................................45
   SECTION 10.02. Liquidation, Dissolution, Bankruptcy...........................................................45
   SECTION 10.03. Default on Senior Debt.........................................................................46
   SECTION 10.04. Acceleration of Payment of Debentures..........................................................47
   SECTION 10.05. When Distribution Must Be Paid Over............................................................47
   SECTION 10.06. Subrogation....................................................................................47
   SECTION 10.07. Relative Rights................................................................................47
   SECTION 10.08. Subordination May Not Be Impaired by Company...................................................47
   SECTION 10.09. Rights of Trustee and Paying Agent.............................................................47
   SECTION 10.10. Distribution or Notice to Representative.......................................................48
   SECTION 10.11. Article 10 Not to Prevent Events of Default or Limit Right to Accelerate.......................48
   SECTION 10.12. Trust Moneys Not Subordinated..................................................................48
   SECTION 10.13. Trustee Entitled To Rely.......................................................................48
   SECTION 10.14. Trustee To Effectuate Subordination............................................................49
   SECTION 10.15. Trustee Not Fiduciary for Holders of Senior Debt...............................................49
   SECTION 10.16. Reliance by Holders of Senior Debt on Subordination Provisions.................................49

ARTICLE 11.  MISCELLANEOUS.......................................................................................49
   SECTION 11.01. Trust Indenture Act Controls...................................................................49
   SECTION 11.02. Notices........................................................................................49
   SECTION 11.03. Communication by Holders with Other Holders....................................................50
   SECTION 11.04. Certificate and Opinion as to Conditions Precedent.............................................50
   SECTION 11.05. Statements Required in Certificate or Opinion..................................................51
   SECTION 11.06. When Debentures Disregarded....................................................................51
   SECTION 11.07. Rules by Trustee, Paying Agent and Registrar...................................................51
   SECTION 11.08. Governing Law..................................................................................51
   SECTION 11.09. No Recourse Against Others.....................................................................51
   SECTION 11.10. Successors.....................................................................................52
   SECTION 11.11. Multiple Originals.............................................................................52
   SECTION 11.12. Table of Contents; Headings....................................................................52

Exhibit A - Form of Debenture

Exhibit B - Press Release
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                                      iii

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                  INDENTURE dated as of __________ _____, 1998 between PETROLEUM
HEAT AND POWER CO., INC., a Minnesota corporation (the "Company"), and The Chase Manhattan Bank a New York banking corporation (the "Trustee").

                  Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company's 9 3/8% Senior Subordinated Debentures Due 2006 (the "Debentures"):


                                   ARTICLE 1.

                   Definitions and Incorporation by Reference

                  SECTION 1.01.     Definitions.

                  "Affiliate" of any Person specified means (i) any Person directly or indirectly controlling or under direct or indirect common control with such specified Person; (ii) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause
(i) above; (iii) any trust in which any Persons described in clause (i) or (ii) above has a beneficial interest and (iv) in the case of the Company, any Unrestricted Subsidiary of the Company. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, a contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, teases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business or
(iii) a disposition of obsolete assets in the ordinary course of business.

                  "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rare borne by the Debentures, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

                  "Bank Debt" means any and all amounts payable under or in respect of the Credit Agreement, as amended from time to time, any Refinancing Agreement, any Working Capital Financing Agreement or any other loan agreement with a bank, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent a claim for post-filing interest is allowed in such proceedings). fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

                  "Banks" has the meaning specified in the Credit Agreement.

                  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

                  "Business Day" means each day which is not a Legal Holiday.

                  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

                  "Cash Flow" for a Person for any fiscal year, means the sum of
(i) the Consolidated Net Income of such Person for such fiscal year, plus (ii) to the extent deducted in the calculation of such Consolidated Net Income, the amortization of customer lists and other deferred charges and the amortization and depreciation of capital assess, plus (iii) to the extent not included in Consolidated Net Income, the amount of all dividends or other distributions received in cash by the Company or any of its Wholly Owned Subsidiaries from, and the amount of any Net Cash Proceeds to the Company or any of its Wholly Owned Subsidiaries from the sale of Capital Stock of, an Unrestricted Subsidiary of the Company; provided, however, that any amounts included in clause (v)(C) of
Section 4.05(b) shall be excluded from Cash Flow of the Company.

                  "Class B Cash Flow" for any fiscal year means the sum of (i) net income of the Company and its consolidated subsidiaries for such fiscal year determined in accordance with generally accepted accounting principles, plus
(ii) depreciation and amortization of plant and equipment and amortization of customer lists and restrictive covenants of the Company and its consolidated subsidiaries for such fiscal year determined in accordance with generally accepted accounting principles; provided, however, that (a) the net income of any Person other than a

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consolidated subsidiary in which the Company or any subsidiary has an interest shall be included only to the extent of the amount of dividends or other distributions paid to the Company or a consolidated subsidiary, (b) the net income of any Person acquired in a pooling transaction shall be excluded for any period prior to the date of acquisition and (c) Class B Cash Flow with respect to a fiscal year shall never be less than zero.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the Indenture securities.

                  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarter; provided, however, that (1) if the Company or any Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such Indebtedness, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the date such proceeds were received through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable for the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale) and (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any

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Indebtedness) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company; provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such period shall be no more than 18 months prior to such date of purchase), less estimated post-acquisition loss of customers (not to be less than 3%) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

                  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries determined on a consolidated basis, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries held by persons other than the Company or a Wholly Owned Subsidiary, (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company (but excluding interest expense associated with the accretion of principal on non-interest bearing or other discount securities) and (x) to the extent not already included in Consolidated Interest Expense, the interest expense attributable to Indebtedness of another Person that is guaranteed by the Company or any of its Subsidiaries, less interest income (exclusive of deferred financing fees) of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, provided, however, that Consolidated Interest Expense shall include any interest paid by the Company to Star Gas Corporation on Indebtedness owed to Star Gas Corporation but only to the extent the amount of such interest paid during any period exceeds the cash dividends or other cash distributions on the Capital Stock of the Star Gas Corporation distributed to the Company or any Subsidiary during such period.

                  "Consolidated Net Income" of a Person, for any period, means the aggregate of the Net Income of such Person for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, provided that:

                           (i) the Net Income of any other Person (other than a
                  Subsidiary) in which such Person has an interest shall be included only to the extent of dividends or distributions paid to such Person,

                           (ii) the Net Income of any Person acquired by such
                  Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

                           (iii) any Net Income of any Subsidiary shall be
                  excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to such Person, except that (A) such Person's equity in the Net Income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to such Person as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) such Person's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

                           (iv) the cumulative  effect of a change in
                  accounting  principles shall be excluded; and

                           (v) notwithstanding clause (i), Consolidated Net
                  Income of the Company shall include cash dividends or other cash distributions on the Capital Stock of Star Gas Corporation distributed to the Company by Star Gas Corporation but only to the extent such cash dividends or other cash distributions exceed during any period the amount of any interest paid by the Company during such period to Star Gas Corporation on Indebtedness owed to Star Gas Corporation.

                  "Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of December 31, 1992, between the Company and Chemical Bank, as agent, as amended from time to time.

                  "Debentures" means the Debentures issued under this Indenture.

                  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

                  "Designated Senior Debt" means (i) the Bank Debt and (ii) any other Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of this Indenture.

                  "EBITDA" for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash expenses.

                  "Exchange" means the exchange of each Share for 0.13064 Units substantially in the form described in the Press Release attached hereto as Exhibit B with such changes therein as shall not materially adversely affect the rights of any Holder.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

                  "Funded Debt" as applied to any Person means, without duplication, (a) any Indebtedness with a Stated Maturity of more than one year from the date of incurrence, (b) any Indebtedness, regardless of its term, if such Indebtedness is renewable or extendible at the option of the obligor of such Indebtedness pursuant to the terms thereof to a date more than one year from the date of incurrence; and (c) any Indebtedness, regardless of its term, that by its terms or by the terms of the agreement pursuant to which it is issued, may be paid with the proceeds of other Indebtedness that may be incurred pursuant to the terms of such first-mentioned Indebtedness or by the terms of such agreement, which other Indebtedness has a Stated Maturity of more than one year from the date of incurrence of such first-mentioned Indebtedness; provided, however, that Working Capital Borrowings shall be excluded from Funded Debt except to the extent that Working Capital Borrowings exceed an amount equal to
(i) 100% of the current assets (excluding cash) of such Person and its Subsidiaries less (ii) the excess, if any, of current liabilities over current assets of such Person and its Subsidiaries, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

                  "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

                  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

                  "Holder" or "Debentureholder" means the Person in whose name a Debenture is registered on the Registrar's books.

                  "Indebtedness" of any Person Means, without duplication,

                  (i) the principal of (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person a responsible or liable;

                  (ii) all Capital Lease Obligations of such Person and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such Person;

                  (iii) all obligations of such Person incurred or assumed as the deferred purchase price of property, and conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                  (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described an (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

                  (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any guarantees of such obligations and dividends, including by means of any agreement which has the economic effect of a guarantee; and

                  (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation to secured.

                  "Indenture" means this Indenture, as amended or supplemented from time to time.

                  "Investment" in any Person means any loan or advance to, any guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

                  "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

                  "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

                  Net Income" of any Person means the net income (loss) of such Person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of the Company or a Subsidiary owned by such Person.

                  "New Preferred Stock" means the Company's 1998 junior convertible preferred stock as described in the certificate of designation filed with the Secretary of State of Minnesota on August 11, 1998.

                  "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

                  "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

                  "Officers' Certificate" means a certificate signed by two Officers.

                  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

                  "Partnership" means Star Gas Partners, L.P.

                  "Permitted Liens" means (i) Liens existing on February 3, 1994 and renewals, extension and refinancings thereof; (ii) rights of banks to set off deposits against debts owed to said banks; (iii) Purchase Money Indebtedness; (iv) Liens on the property of any entity existing at the time such property is acquired by the Company or any of its Subsidiaries and renewals, extensions and refinancings thereof, whether by merger, consolidation, purchase of assets or otherwise; provided, however, that in the case of this clause (iv) that such Liens (x) are not created, incurred or assumed in contemplation of such assets being acquired by the Company and (y) do not extend to any other assets of the Company or any of its Subsidiaries; and (v) liens for taxes not yet due.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided, however, that Preferred Stock shall not include the Company's Class B Common Stock.

                  "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, has the ease of real property or fixtures, including additions and improvements, the real property on which such asset is attached.

                  "principal" of a Debenture means the principal of the Debenture plus the premium, if any, payable on the Debenture which is due or overdue or is to become due at the relevant time.

                  "Redeemable Stock" means any Capital Stock that by its term or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity Of the Debentures or is redeemable at the option of the Holder thereof at any time on or prior to the first anniversary of the Stated Maturity Of the Debentures.

                  "Refinancing Agreement" means any credit agreement or other agreement between the Company and bank lenders pursuant to which the Company refinances borrowings under the Credit Agreement or another Refinancing Agreement.

                  "Representative" means the holder, trustee, agent or representative (if any) for an issue of Senior Debt.

                  "Restricted Investment" means any Investment in an Unrestricted Subsidiary. At the time any Subsidiary of the Company is designated by the Board of Directors of the Company as an Unrestricted Subsidiary, the Company shall be deemed to have made a Restricted Investment in an amount equal to the fair market value as of such time of the Company's interest in such Unrestricted Subsidiary, as determined in good faith by the Board of Directors and set forth in a Board Resolution; provided, however, that all amounts which the Company is deemed to have invested in Star Gas Corporation by reason of the designation of Star Gas Corporation as an Unrestricted Subsidiary by the Board of Directors of the Company shall not be included in the definition of Restricted Investment.

                  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

                  "SEC" means the Securities and Exchange Commission.

                  "Senior Debt" means the following obligations, whether outstanding on February 3, 1994 or thereafter issued:

                  (i) all obligations consisting of the Bank Debt;

                  (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) Indebtedness of the Company for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable;

                  (iii) all Capital Lease Obligations of the Company;

                  (iv) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and
         (iii) or (C) issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement;

                  (v) all obligations of other Persons of the type referred to in clauses (ii), (iii) and (iv) and all dividends of other Persons for the payment of which, in any case, the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and

                  (vi) all obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any obligations described in clauses (i), (ii), (iii), (iv) or (v);

unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations, are not superior in right of payment to the Debentures; provided, however, that Senior Debt shall not include (1) any Indebtedness of the Company represented by its 10 1/8% Subordinated Notes due 2003 issued under the indenture dated as of April 1, 1993, between the Company and Chemical Bank, as trustee, 9 3/8% Subordinated Debentures due 2006 issued under the indenture dated as of February 3, 1994, between the Company and Chemical Bank, as trustee and the 12 1/4% Subordinated Debentures due 2005 issued under the indenture dated as of February 9, 1995, between the Company and Chemical Bank, as trustee, (2) any obligation of the Company to any Subsidiary or other Affiliate of the Company, (3) any liability for federal, state, local or other taxes owed or owing by the Company, (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) or (5) that portion of any Indebtedness that was incurred in violation of this Indenture.

                  "Sevin Group" means the Estate of Malvin P. Sevin and trusts created thereunder, Audrey L. Sevin, Irik P. Sevin, Thomas J. Edelman, Margot Gordon and Phillip Ean Cohen and any trust over which such Persons have sole voting power.

                  "Sevin Note" means the promissory note, dated December 31, 1993, of Irik P. Sevin to the Company in a principal amount of $1,599,827 and due on December 31, 1994, as the same may be extended (but not otherwise amended) on a year-by-year basis in accordance with the Company's past practices and the principal amount of accrued and unpaid interest during the immediately preceding year.

                  "Shares" means the shares of New Preferred Stock issued by the Company.

                  "Significant Subsidiary" means (i) any Subsidiary of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 3% of the Company's total assets on a consolidated basis as of such date, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 3% of the Company's total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company which, if merged with all Defaulting Subsidiaries of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least

10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). "Defaulting Subsidiary" means any Subsidiary of the Company with respect to which an event described under clause
(4), (5), (6) or (7) of Section 6.01 has occurred and is continuing.

                  "Star Gas Transaction" means a business combination transaction between the Company and the Partnership substantially in the form described in the Press Release attached hereto as Exhibit B with such changes therein as shall not materially adversely affect the rights or any Holder.

                  "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness, or in any agreement pursuant to which such Indebtedness was incurred, as the fixed date on which the principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

                  "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on February 3, 1994 or thereafter incurred) which is subordinate or junior in right of payment to the Debentures, including, without limitation, any Indebtedness of the Company represented by its 10 1/8% Subordinated Notes due 2003 issued under the indenture dated as of April 1, 1993, between the Company and Chemical Bank, as trustee, 9 3/8% Subordinated Debentures due 2006 issued under the indenture dated as of February 3, 1994, between the Company and Chemical Bank, as trustee and the 12 1/4% Subordinated Debentures due 2005 issued under the indenture dated as of February 9, 1995, between the Company and Chemical Bank, as trustee.

                  "Subsidiary" means a corporation of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries; provided however, that an Unrestricted Subsidiary shall be deemed not to be a Subsidiary (except as used in the definition thereof).

                  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as amended and in effect on February 4, 1994.

                  "Traber Group" means (i) all the holders of Class C Common Stock as of February 4, 1994 who are not members of the Sevin Group, (ii) any Person who receives shares from Persons described in clause (i) without such transfer of shares being subject to the first refusal right referred to in the shareholders agreement among the holders of Class C Common

Stock, dated November 25, 1986, as amended through February 4, 1994, and
(iii) any trust over which Persons described in clause (i) or (ii) have sole voting power.

                  "Treasury Rate" as of any date of determination means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) of five years.

                  "Trust Officer" means the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant Trust officer, the controller and any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

                  "Units" means the common units of limited partnership in the Partnership issued pursuant to the Star Gas Transaction.

                  "Unrestricted Subsidiary" means a Subsidiary of the Company, and each Subsidiary of such Subsidiary, designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution set forth in an Officers' Certificate and delivered to the Trustee, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which
(i) is guaranteed by the Company or any other Subsidiary of the Company, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way or (iii) subjects any property or assets of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (b) with which neither the Company nor any other Subsidiary of the Company has any obligation (i) to subscribe for additional shares of Capital Stock or other equity interests therein or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. An Unrestricted Subsidiary may be designated a Subsidiary, provided that (A) no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such designation, the Company would be able to issue an additional $1.00 of Funded Debt pursuant to the first paragraph of "Limitation on Funded Debt."

                  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

                  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation outstanding and normally entitled to vote in the election of directors.

                  "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                  "Working Capital Borrowings" means, on any date of determination, all Indebtedness of the Company and its Subsidiaries on a consolidated basis incurred to finance current assets.

                  "Working Capital Financing Agreement" means any agreement entered into after February 3, 1994 by the Company and bank lenders pursuant to which the Company issues Working Capital Borrowings.

                  "1989 Preferred Stock" means the preference stock of the Company designated as "1989 Preferred Stock, Par Value $.10."

                  SECTION 1.02.     Other Definitions.

                                                                                                  Defined in Section
Term

"Affiliate Transaction"......................................................................             4.07
"Bankruptcy Law".............................................................................             6.01
"Change of Control"..........................................................................             4.08
"covenant defeasance option".................................................................             8.01(b)
"Custodian"..................................................................................             6.01
"Event of Default"...........................................................................             6.01
"fair value".................................................................................            10.02
"incur"......................................................................................             4.03
"legal defeasance option"....................................................................             8.01(b)
"pay the Debentures".........................................................................            10.03
"Paying Agent"...............................................................................             2.03
"Payment Blockage Period"....................................................................            10.03
"Payment in Full.............................................................................            10.02
"Payment Notice".............................................................................            10.03
"Registrar"..................................................................................             2.03
"Restricted Payment".........................................................................             4.05

                  SECTION 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

                  "Commission" means the SEC.

                  "indenture securities" means the Debentures.

                  "indenture security holder" means a Debentureholder.

                  "indenture to be qualified" means this Indenture.

                  "indenture trustee" or "institutional trustee" means the Trustee.

                  "obligor" on the Indenture securities means the Company and any other obligor on the Debentures.

                  All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

                  SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

                  (1) a term has the meaning assigned to it;

                  (2) an accounting term not otherwise defined has the meaning assigned to is in accordance with generally accepted accounting principles as in effect on February 3, 1994 and all accounting calculations shall be determined in accordance with such principles;

                  (3) "or" is not exclusive;

                  (4) "including" means including without limitation;

                  (5) words in the singular include the plural and words in the plural include the singular;

                  (6) unsecured debt shall not be deemed to be subordinate or junior to secured debt merely by virtue of its nature as unsecured debt;

                  (7) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with generally accepted accounting principles and accretion of principal on such security shall be deemed to be the incurrence of Indebtedness; and

                  (8) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

                                   ARTICLE 2.

                                 The Debentures

                  SECTION 2.01. Form and Dating. The Debentures and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The Debentures may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Debenture shall be dated the date of its authentication. The terms of the Debentures set forth in Exhibit A are part of the terms of this Indenture.

                  SECTION 2.02. Execution and Authentication. Two Officers shall sign the Debentures for the Company by manual or facsimile signature. The Company's seal shall be impressed, affixed, imprinted or reproduced on the Debentures and may be in facsimile form.

                  If an Officer whose signature is on a Debenture no longer holds that office at the time the Trustee authenticates the Debenture, the Debenture shall be valid nevertheless.

                  A Debenture shall not be valid until an authorized officer of the Trustee manually signs the certificate of authentication on the Debenture. The signature shall be conclusive evidence that the Debenture has been authenticated under this Indenture.

                  The Trustee shall authenticate and deliver Debentures for original issue in an aggregate principal amount of up to $75,000,000, upon a written order of the Company signed by up to two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. Such order shall specify the amount of the Debentures to be authenticated and the date on which the original issue of Debentures is to be authenticated. The aggregate principal amount of Debentures outstanding at any time may not exceed that amount except as provided in Section 2.07.

                  The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Debentures. Unless limited by the terms of such appointment, an authenticating agent may authenticate Debentures whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

                  SECTION 2.03. Registrar and Paying Agent. The Company shall maintain an office or Agency in the Borough of Manhattan, City of New York where Securities may be presented for registration of transfer or for exchange (the "Registrar") and an office or agency where Securities may be presented for payment (the "Paying Agents"). The Registrar and Paying Agent initially shall be the Trustee. The Company may change the Registrar or Paying Agent without prior notice to Holders and the Company or any Subsidiary may act in such capacity.

The Registrar shall keep a register of the Securities and of their transfer and exchange. The Company may have one or more co-Registrars and one or more additional Paying Agents. The term "Paying Agent" includes any additional Paying Agent.

                  The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.

                  SECTION 2.04. Paying Agent to Hold Money in Trust. On or prior to each due date of the principal and interest on any Debenture, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Debentureholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Debentures and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by if as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

                  SECTION 2.05. Debentureholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Debentureholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing as least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Debentureholders.

                  SECTION 2.06. Transfer and Exchange. The Debentures shall be issued in registered form and shall be transferable only upon the surrender of a Debenture for registration of transfer. When a Debenture is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of Section 8-401(1) of the Uniform Commercial Code are met. When Debentures are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Debentures of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Debentures at the Registrar's or co-registrar's request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section.

The Company shall not be required to make and the Registrar need not register transfers or exchanges of Debentures selected for redemption (except, in the case of Debentures to be redeemed in part, the portion thereof not to be redeemed) or any Debentures for a period of 15 days before a selection of Debentures to be redeemed or 15 days before an interest payment date.

                  Prior to the due presentation for registration of transfer of any Debenture, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the Person in whose name a Debenture is registered as the absolute owner of such Debenture for the purpose of receiving payment of principal of and interest on such Debenture and for all other purposes whatsoever, whether or not such Debenture is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

                  All Debentures issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Debentures surrendered upon such transfer or exchange.

                  SECTION 2.07. Replacement Debentures. If a mutilated Debenture is surrendered to the Registrar or if the Holder of a Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Debenture if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Debenture is replaced.

                  Every replacement Debenture is an additional obligation of the Company.

                  SECTION 2.08. Outstanding Debentures. Debentures outstanding at any time are all Debentures authenticated and delivered by the Trustee except for those canceled by it, those delivered to is for cancellation and those described in this Section as not outstanding. A Debenture does not cease to be outstanding because the Company or an Affiliate of the Company holds the Debenture.

                  If a Debenture is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Debenture is held by a bona fide purchaser.

                  If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Debentures (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Debentureholders on that date pursuant to the terms of this Indenture, then on and after that date such Debentures (or portions thereof) cease to be outstanding and interest on them ceases to accrue provided that if the Debentures are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture, or provision thereof satisfactory to the Trustee has been made.

                  SECTION 2.09. Temporary Debentures. Until definitive Debentures are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Debentures. Temporary Debentures shall be substantially in the form of definitive Debentures but may have variations that the Company considers appropriate for temporary Debentures. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Debentures and deliver them in exchange for temporary Debentures.

                  SECTION 2.10. Cancellation. The Company at any time may deliver Debentures to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Debentures surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange
Act) all Debentures surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Trustee to deliver canceled Debentures to the Company. The Company may not issue new Debentures to replace Debentures it has redeemed, paid or delivered to the Trustee for cancellation.

                  SECTION 2.11. Defaulted Interest. If the Company defaults in a payment of interest on the Debentures, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Debentureholders on a subsequent special record date, which date shall be at least five Business Days prior to the payment date. The Company shall fix or cause to be fixed any such special record date and payment date, and, at least 15 days before any such special record date, the Company shall mail to the Debentureholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.


                                   ARTICLE 3.

                                   Redemption

                  SECTION 3.01. Notices to Trustee. If the Company elects to redeem Debentures pursuant to item 5 of the Debentures, it shall notify the Trustee in writing of the redemption date, the principal amount of Debentures to be redeemed and the paragraph of the Debentures pursuant to which the redemption will occur.

                  The Company shall give each notice to the Trustee provided for in this Section at least 60 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers' Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. If fewer than all the Debentures are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

                  SECTION 3.02.     Selection of Debentures To Be Redeemed.
If fewer than all the Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers fair and appropriate and in accordance with methods generally used as the time of selection by fiduciaries in similar circumstances. The Trustee shall make the selection from outstanding Debentures not previously called for redemption. The Trustee may select for redemption portions of the principal of Debentures that have denominations larger than $1,000. Debentures and portions of them the Trustee selects shall be in amounts of $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to Debentures called for redemption also apply to portions of Debentures called for redemption. The Trustee shall notify the Company promptly of the Debentures or portions of Debentures to be redeemed.

                  SECTION 3.03. Notice of Redemption. If the Company elects to redeem Debentures pursuant to the first paragraph of item 5 of the Debentures, at least 30 days but not more than 60 days before a date for redemption of Debentures, the Company shall mail a notice of redemption by first-class mail to each Holder of Debentures to be redeemed and to the Trustee. If the Company elects to redeem Debentures pursuant to the second paragraph of item 5 of the Debentures, at least 3 days but not more than 10 days before a date for redemption of Debentures, the Company shall mail a notice of redemption by first-class mail to each Holder of Debentures to be redeemed.

                  If the Company elects to redeem Debentures pursuant to the first paragraph of item 5 of the Debentures, the notice shall identify the Debentures to be redeemed and shall state:

                  (9) the redemption date;

                  (10) the redemption price;

                  (11) the name and address of the Paying Agent;

                  (12) that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price;

                  (13) if fewer than all the outstanding Debentures are to be redeemed, the identification and principal amounts of the particular Debentures to be redeemed;

                  (14) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

                  (15) the paragraph of the Debentures pursuant to which the Debentures called for redemption are being redeemed; and

                  (16) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Debentures.

                  If the Company elects to redeem Debentures pursuant to the second paragraph of item 5 of the Debentures, the notice shall identify the Debentures to be redeemed and shall state:

                  (1) the redemption date;

                  (2) the name and address of the Paying Agent;

                  (3) that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price;

                  (4) that the certificates for the Shares must be surrendered to the Paying Agent in order to effect the Exchange;

                  (5) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

                  (6) the paragraph of the Debentures pursuant to which the Debentures called for redemption are being redeemed;

                  (7) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Debentures; and

                  (8) a representation that the Star Gas Transaction shall have been consummated simultaneously with the redemption.

                  At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at the Company's expense. In such event, the Company shall provide the Trustee with the information required by this Section.

                  SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Debentures called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder. Notwithstanding the forgoing, if the Company mails a notice of redemption in connection with a redemption of Debentures pursuant to the second paragraph of item 5 of the Debentures and subsequently determines, in good faith, that the Star Gas Transaction will not be consummated, the Company, in its sole discretion, may revoke such notice of redemption by notifying the Trustee in writing with the immediate effect that Debentures called for redemption shall no longer be due and payable on the redemption date and the Company shall be under no further obligation to so redeem any Debentures.

                  SECTION 3.05. Deposit of Redemption Price. Prior to the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Debentures to be redeemed on that date other than Debentures or portions of Debentures called for redemption which have been delivered by the Company to the Trustee for cancellation. If the Company elects to redeem Debentures pursuant to the second paragraph of item 5 of the Debentures, prior to the redemption date, the Company shall also deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) an aggregate number of Units sufficient to effect the Exchange.

                  SECTION 3.06. Debentures Redeemed in Part. Upon surrender of a Debenture that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company's expense) a new Debenture equal in principal amount to the unredeemed portion of the Debenture surrendered.


                                   ARTICLE 4.

                                    Covenants

                  SECTION 4.01. Payment of Debentures. The Company shall promptly pay the principal of and interest on the Debentures on the dates and in the manner provided in the Debentures and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Debentureholders on that date pursuant to the terms of this Indenture.

                  The Company shall pay interest on overdue principal at the rate specified therefor in the Debentures, and is shall pay interest on overdue installments of interest at the same rate to the extent lawful.

                  SECTION 4.02. SEC Reports. Whether or not required by the rules and regulations of the SEC, so long as any Debentures are outstanding, the Company shall furnish to the Holders of Debentures all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information with the SEC for public availability and make such information available to investors who request it in writing. The Company also shall comply with the provisions of 1314(a) of the TIA.

                  SECTION 4.03. Limitation on Funded Debt. (a) The Company shall not, directly or indirectly, crease, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Funded Debt unless, after giving effect thereto, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.

                  (b) Notwithstanding Section 4.03(a), the Company may incur the following Funded Debt: (i) Funded Debt owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Funded Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Funded Debt by the Company; (ii) the Debentures and Funded Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause (ii); provided, however, that (1) the principal amount of the Funded Debt so incurred shall not exceed the principal amount of the Funded Debt to exchanged, refunded or refinanced and
(2) the Funded Debt so incurred (A) shall not mature prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced; (iii) Funded Debt (other than Funded Debt described in clause (i) or (ii) of this paragraph) outstanding on February 3, 1994 and Funded Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause
(iii) or by Section 4.03(a); provided however, that (1) the principal amount of the Funded Debt so incurred shall not exceed the principal amount of the Funded Debt so exchanged, refunded or refinanced, (2) the Funded Debt so incurred (A) shall not mature prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced and (3) if the Funded Debt so exchanged, refunded or refinanced is a Subordinated Obligation, the Funded Debt so incurred shall be subordinated to the Debentures; and (iv) additional Funded Debt in an aggregate amount not to exceed $50 million at any one time outstanding; provided, however, that at any time and to the extent the Company is permitted to incur Funded Debt pursuant to the Consolidated EBITDA Coverage Ratio test contained in Section 4.03(a), the Company may elect that amounts of Funded Debt incurred pursuant to this clause
(iv) be deemed to have been incurred pursuant to Section 4.03(a) and be deemed not to have been incurred pursuant to this clause (iv).

                  (c) The Company shall not create, incur, assume or permit to exist any Lien (other than Permitted Liens) upon or with respect to any of the property of the Company or any Subsidiary to secure Funded Debt that is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Debentures equally and ratably with such Funded Debt for so long as such Funded Debt is secured by a Lien.

                  SECTION 4.04. Limitation on Indebtedness and Preferred Stock of Subsidiaries. The Company shall not permit any Subsidiary to incur any Indebtedness or issue any Preferred Stock except: (i) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, by the issuer thereof; (ii) Indebtedness incurred or Preferred Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred or Preferred Stock issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company), provided that at the time such Subsidiary is acquired by the Company, after giving effect to such Indebtedness or Preferred Stock of such Subsidiary, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1; (iii) Indebtedness or Preferred Stock (other than Indebtedness or Preferred Stock described in clause (i), (ii), (iv) or (vi) of this Section 4.04) incurred or issued and outstanding on or prior February 3, 1994; (iv) Indebtedness of a Subsidiary consisting of guarantees issued by such Subsidiary and outstanding on February 3, 1994 and Indebtedness of a Subsidiary consisting of guarantees issued subsequent to February 3, 1994, in each case, to the extent such guarantee guarantees Bank Debt; (v) Indebtedness of a Subsidiary (other than Indebtedness described in clause (iv) above) consisting of guarantees of Funded Debt of the Company permitted by Section 4.03(a), provided that contemporaneously with the incurrence of such Indebtedness by such Subsidiary, such Subsidiary issues a guarantee for the pro rata benefit of the Holders of the Debentures that is subordinated to such Indebtedness of such Subsidiary to the same extent as the Debentures are subordinated to such Funded Debt of the Company; and (vi) Indebtedness or Preferred Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness or Preferred Stock referred to in the foregoing clause (ii) or (iii); provided, however, that
(1) the principal amount of such Indebtedness or Preferred Stock so incurred or issued shall not exceed the principal amount of the Indebtedness or Preferred Stock so exchanged or refinanced and (2) the Indebtedness or Preferred Stock so incurred or issued shall (A) have a Stated Maturity later than the Stated Maturity of the Indebtedness or Preferred Stock being exchanged or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness or Preferred Stock so exchanged, refunded or refinanced.

                  SECTION 4.05. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except (x) dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and (y) dividends or distributions payable to the Company or a Subsidiary, and, if a Subsidiary is not wholly owned, to the other shareholders of such Subsidiary on a pro rata basis in accordance with their ownership interest in such Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement, or any such Restricted Investment, being herein referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments subsequent to December 31, 1993 would exceed the sum of: (A) 50% of the Cash Flow of the Company and its Subsidiaries accrued during the period (treated as one accounting period) subsequent to December 31, 1993, to the end of the most fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in the case of such Cash Flow shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock subsequent to December 31, 1993 (other than an issuance or sale to a Subsidiary or Unrestricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary or Unrestricted Subsidiary of the Company; (C) the amount by which Indebtedness of the company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to December 31, 1993, of any Indebtedness of the Company convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and (D) $20 million.

                  (b) The provisions of Section 4.05(a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any Subsidiary); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (2)(B) of Section 4.05(a); (ii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 4.05; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iii) dividends declared and paid in respect of the Company's Class B Common Stock outstanding on February 3, 1994 in an amount in respect of any fiscal year nor to exceed 1.5% of the Company's Class B Cash Flow for the immediately preceding fiscal year (provided that no dividend shall theretofore have been declared on the Class A Common Stock or Class C Common Stock in the same fiscal year); provided, however, that at the time of such dividend, redemption or exchange, no Default shall have occurred or be continuing; provided further, however, that any such dividends, redemptions and exchanges shall include in the calculation of Restricted Payments; (iv) dividends on, and mandatory and optional redemptions and exchanges of, the 1989 Preferred Stock outstanding on February 3, 1994; provided, however, that at the time of such dividend, redemption or exchange, no Default shall have occurred or be continuing; provided further, however, that any such dividends, redemptions and exchanges shall be excluded in the calculation of Restricted Payments; or (v) Restricted Investments in an aggregate amount not to exceed the sum of (A) $25 million, plus (B) $5 million on each February 3, plus (C) the amount of all dividends or other distributions received in cash by the Company or any of its Wholly Owned Subsidiaries from, and the amount of any Net Cash Proceeds to the Company or any of its Wholly Owned Subsidiaries from the sale of Capital Stock (other than a sale of Capital Stock to the Company, a Subsidiary or Unrestricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary or Unrestricted Subsidiary of the Company) of, an Unrestricted Subsidiary of the Company, to the extent that the aggregate amount of such dividends, distributions and Net Cash Proceeds referred to in this clause (C) do not exceed the aggregate amount of Restricted Investments made by the Company in such Unrestricted Subsidiary since February 3, 1994; provided, however, that Restricted Investments permitted by this clause (v) shall be excluded in the calculation of the amount of Restricted Payments.

                  SECTION 4.06. Limitations on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:
(i) pay dividends or make any other distribution on the Capital Stock or pay any Indebtedness owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect on February 3, 1994; (2) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clause (1) or (2) or contained in any amendment to an agreement referred to in the foregoing clause (1) or (2); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to Holders of the Debentures than the encumbrances and restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

                  SECTION 4.07. Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions in an aggregate amount in excess of $100,000 (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or with an Affiliate of any such owner (any such business, transaction or series of similar transactions, an "Affiliate Transaction") unless the terms of such Affiliate Transaction are: (1) set forth in writing, (ii) fair to the Company and its Subsidiaries from a financial point of view (as determined by the Board of Directors), (iii) in the case of any Affiliate Transaction (other than an Affiliate Transaction with an Unrestricted Subsidiary of the Company) in an aggregate amount in excess of $500,000, the disinterested members of the Board of Directors have determined in good faith that the criteria set forth in clause (ii) are satisfied and (iv) in the case of any Affiliate Transaction involving an Unrestricted Subsidiary of the Company in an aggregate amount in excess of $2.0 million, the members of the Board of Directors have determined in good faith that the criteria set forth in clause
(ii) are satisfied. This covenant shall not prohibit: (i) any Restricted Payment permitted under Section 4.05 (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) loans or advances to employees in the ordinary course of business; (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries, (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (vi) the investment represented by the Sevin Note.

                  SECTION 4.08. Change of Control. (a) Upon the occurrence of a Change of Control, each Holder of Debentures shall have the right to require the Company to repurchase all or any part of such Holder's Debentures at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. A "Change of Control" will be deemed to occur if (i) any "person" or "group" (within he meaning of Section 13(d) and 14(d)(2) of the Exchange Act), other than the members of the Sevin Group and the Traber Group, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to be the beneficial owner of all shares that such Person has the right to acquire, regardless of whether such right is exercisable immediately or after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of the Voting Stock of the Company and the members of the Sevin Group and the Traber Group cease to have the right to appoint at least a majority of the members of the Board of Directors of the Company, (ii) the holders of the 10 1/8% Notes have the right to require the Company to purchase any such 10 1/8% Notes pursuant to Section 4.08 of the Indenture, dated as of April 1, 1993, between the Company and Chemical Bank, as trustee, relating thereto, (iii) any holder of the 11.85% Notes, the 12.17% Noses or the 12.18% Notes exercises its right to declare any such notes to be due and payable pursuant to Section 2.1 of the Note Agreement, dated as of

September 1, 1988, relating thereto (the "1988 Note Agreement"), (iv) any holder of the 14.10% Notes exercises its right to declare any such notes to be due and payable pursuant to Section 5.2(A) of the Note Agreement, dated as of January 15, 1991, relating thereto (the "1991 Note Agreement") and any holder of the 2000 Notes exercises its right to declare any such notes to be due and payable pursuant to Section 5.2(A) of the Purchase Agreement, dated as of September 1, 1991, relating thereto (the "1991 Purchase Agreement") or (v) any holder of 11.85% Notes, 12.17% Notes, 12.18% Notes, 14.10% Notes or 2000 Notes shall have received any consideration (whether in the form of cash, a change in the rate of interest relating to such notes, a change in any other provision of the terms of such notes, or otherwise) to amend, modify, waive or otherwise give up its right to declare any such notes to be due and payable upon a "Change of Ownership," as defined in the 1988 Note Agreement, the 1991 Note Agreement or the 1991 Purchase Agreement, as the case may be; provided, however, that an amendment to or waiver or other modification of Section 2.1 of the 1988 Note Agreement, Section 5.2(A) of the 1991 Note Agreement or 5.2(A) of the 1991 Purchase Agreement shall not, in the absence of any other consideration, constitute a Change of Control under this Indenture.

                  (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating:

                           (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Debentures at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase;

                           (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

                           (3) purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

                           (4) the instruction determined by the Company, consistent with this Section, that a Holder must follow in order to have its Debenture purchased.

If, at the time of a Change of Control, the Company is prohibited by the terms of the Bank Debt from purchasing Debentures that may be tendered by Holders at the purchase price described above as a result of such Change of Control, then prior to the mailing of the notice to Holders described in this paragraph but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Bank Debt or offer to repay in full all Bank Debt and repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the purchase of the Debentures as described above. The Company shall first comply with the covenant described in the preceding sentence before it shall be required to purchase Debentures in the event of a Change of Control, provided that the Company's failure to comply with the covenant described in the preceding sentence shall constitute a Default described in clause 3 of Section 6.01.

                  (c) Holders electing to have a Debenture purchased shall be required to surrender the Debenture, with an appropriate form duly completed, to the Company as the address specified in the notice at least 10 Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Debenture which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Debenture purchased.

                  (d) On the purchase date, all Debentures purchased by the Company under this Section shall be delivered by the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

                  (e) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Debentures pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

                  SECTION 4.09. Limitation on Liens on Subsidiary Stock. The Company shall not directly or indirectly create, assume or suffer to exist, any lien on any Capital Stock of any of its Subsidiaries.

                  SECTION 4.10. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (which, as the date of this Indenture, ends on December 31) an Officers' Certificate, one signer of which shall be the principal financial officer, principal executive officer or principal accounting officer, stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default by the Company and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA Section 314(a)(4).

                  SECTION 4.11. Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.


                                   ARTICLE 5.

                                Successor Company

                  SECTION 5.01. When Company May Merge or Transfer Assets. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

                  (i) the resulting, surviving or transferee Person (if not the Company) shall be a Person organized and existing under the laws of the United Stases of America, any State thereof or the District of Columbia and such Person shall expressly assume, by an Indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Debentures and this Indenture;

                  (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

                  (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to incur an additional $1.00 of Funded Debt pursuant to Section 4.03(a); and

                  (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental Indenture (if any) comply with this Indenture.

                  The resulting, surviving or transferee Person shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Debentures.


                                   ARTICLE 6.

                              Defaults and Remedies

                  SECTION 6.01. Events of Default. An "Event of Default" occurs if:

                  (1) the Company defaults in any payment of interest on any Debenture when the same becomes due and payable, whether or not such payment shall be prohibited by Article 10, and such Default continues for a period of 30 days;

                  (2) the Company (i) defaults in the payment of the principal of any Debenture when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, whether or not such payment shall be prohibited by Article 10 or (ii) fails to redeem or purchase Debentures when required pursuant to this Indenture or the Debentures, whether or not such redemption or purchase shall be prohibited by Article 10;

                  (3) the Company fails to comply with any of its agreements in the Debentures or this Indenture (other than those referred to in (1) or (2) above) and such failure continues for 30 days after the notice specified below, or if no such notice is given, 30 days after the Trustee gives notice of such failure;

                  (4) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default, the total amount of such Indebtedness unpaid or accelerated exceeds $1,000,000 or its foreign currency equivalent;

                  (5) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                           (A) commences a voluntary case;

                           (B) consents to the entry of an order for relief
                  against it in an involuntary case;

                           (C) consents to the appointment of a Custodian of it
                  or for any substantial part of its property; or

                           (D) makes a general assignment for the benefit of its
                  creditors;

or takes any comparable action under any foreign laws relating to insolvency;

                  (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (A) is for relief against the Company or any
                  Significant Subsidiary in an involuntary case;

                           (B) appoints a Custodian of the Company or any
                  Significant Subsidiary or for any substantial part of its property; or

                           (C) orders the winding up or liquidation of the
                  Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

                  (7) any judgment or decree for the payment of money in excess of $1,000,000 is entered against the Company or any Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified below, or no such notice is given, 30 days after the Trustee gives notice of such failure.

                  The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                  The term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

                  The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default under clause (3) or (7), its status and what action the Company is taking or proposes to take with respect thereto.

                  SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(5) or (6) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Debentures by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Debentures to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(5) or (6) with respect to the Company occurs, the principal of and interest on all the Debentures shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Debentureholders. The Holders of a majority in principal amount of the Debentures by notice to the Trustee may rescind an acceleration and its consequences if the recission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

                  SECTION 6.03. Other Remedies. If an Evens of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Debentures or to enforce the performance of any provision of the Debentures or this Indenture.

                  The Trustee may maintain a proceeding even if is does not possess any of the Debentures or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the

Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

                  SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in principal amount of the Debentures by notice to the Trustee may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or interest on a Debenture or (ii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Debentureholder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

                  SECTION 6.05. Control by Majority. The Holders of a majority in principal amount of Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Debentureholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

                  SECTION 6.06. Limitation on Suits. A Debentureholder may not pursue any remedy with respect to this Indenture or the Debentures unless:

                  (1) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

                  (2) the Holders of at least 25% in principal amount of the Debenture make a written request to the Trustee to pursue the remedy;

                  (3) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

                  (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

                  (5) the Holders of a majority in principal amount of the Debentures do not give the Trustee a direction inconsistent with the request during such 60-day period.

                  A Debentureholder may not use this Indenture to prejudice the rights of another Debentureholder or to obtain a preference or priority over another Debentureholder.

                  SECTION 6.07. Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Debentures held by such Holder, on or after the respective due dates expressed in the Debentures, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

                  SECTION 6.08. Collection Suit by Trustee. If an Event of Default in payment of interest or principal specified in Section 6.01(1) or
(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest remaining unpaid (together with interest on such unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

                  SECTION 6.09.     Trustee May File Proofs of Claim.
The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Debentureholders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

                  SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

                  FIRST:  to the Trustee for amounts due under Section 7.07;

                  SECOND: to holders of Senior Debt to the extent required by
         Article 10;

                  THIRD: to Debentureholders for amounts due and unpaid on the Debentures for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures for principal and interest, respectively; and

                  FOURTH:  to the Company.

                  The Trustee may fix a record date and payment date for any payment to Debentureholders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Debentureholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

                  SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Debentures.

                  SECTION 6.12.     Waiver of Stay or Extension Laws.
The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.


                                   ARTICLE 7.

                                     Trustee

                  SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

                  (b) Except during the continuance of an Event of Default:

                  (1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

                  (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

                  (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

                  (1) this paragraph does not limit the effect of paragraph (b) of this Section;

                  (2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

                  (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

                  (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

                  (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

                  (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

                  (g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

                  (h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

                  SECTION 7.02. Rights of Trustee. (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

                  (b) Before the Trustee acts or refrains from acting, is may require an Officers' Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers' Certificate or Opinion of Counsel.

                  (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

                  (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee's conduct does not constitute willful misconduct, negligence or bad faith.

                  (e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Debentures shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

                  SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Debentures and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

                  SECTION 7.04. Trustee's Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Debentures, it shall not be accountable for the Company's use of the proceeds from the Debentures, and it shall not be responsible for any statement of the Company in the Indenture or in any document issued in connection with the sale of the Debentures or in the Debentures other than the Trustee's certificate of authentication.

                  SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Debentureholder notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of principal of or interest on any Debenture (including payments pursuant to the mandatory redemption provisions of such Debenture), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Debentureholders.

                  SECTION 7.06. Reports by Trustee to Holders. As promptly as practicable after each May 15 beginning with the May 15 following the date of this Indenture, and in any event prior to July 15 in each year, the Trustee shall mail to each Debentureholder a brief report dated as of May 15 that complies with, and to the extent required under, TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b), to the extent applicable.

                  A copy of each report at the time of its mailing to Debentureholders shall be filed with the SEC and each stock exchange (if any) on which the Debentures are listed. The Company agrees to notify promptly the Trustee whenever the Debentures become listed on any stock exchange and of any delisting thereof.

                  SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee's agents, counsel, accountants and experts. The Company shall indemnify the Trustee against any and all loss, liability or expense (including attorneys' fees) incurred by it in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee's own willful misconduct, negligence or bad faith.

                  To secure the Company's payment obligations in this Section, the Trustee shall have a lien prior to the Debentures on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Debentures.

                  The Company's payment obligations pursuant to this Section shall survive the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(5) or (6) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

                  SECTION 7.08. Replacement of Trustee. The Trustee may resign at any time by to notifying the Company. The Holders of a majority in principal amount of the Debentures may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

                  (1) the Trustee fails to comply with Section 7.10;

                  (2) the Trustee is adjudged bankrupt or insolvent;

                  (3) a receiver or other public officer takes charge of the Trustee or its property; or

                  (4) the Trustee otherwise becomes incapable of acting.

                  If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

                  A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of a succession to Debentureholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

                  If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the Debentures may petition any court of competent jurisdiction for the appointment of a successor Trustee.

                  If the Trustee fails to comply with Section 7.10, any Debentureholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

                  Notwithstanding the replacement of the Trustee pursuant to this Section, the Company's obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

                  SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

                  In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Debentures shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Debentures so authenticated; and in case at that time any of the Debentures shall not have been authenticated, any successor to the Trustee may authenticate such Debentures either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Debentures or in this Indenture provided that the certificate of the Trustee shall have.

                  SECTION 7.10.     Eligibility; Disqualification.
The Trustee shall at all times satisfy the requirements of TIA Section
310(a). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Sections 310(b)(1) any Indenture or Indentures under which other Debentures or certificates of interest or participation in other Debentures of the Company are outstanding, including but not limited to the Indenture, dated as of July 1, 1984, between the Company and the Trustee, as amended, relating to the Company's 11.4% Subordinated Notes due 1993 and the Indenture, dated as of October 1, 1985, between the Company and the Trustee, as amended, relating to the Company's 14.275% Subordinated Notes due 1995, if the requirements for such exclusion set forth in TIA Section 310(b)(l) are met.

                  SECTION 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.


                                   ARTICLE 8.

                       Discharge of Indenture; Defeasance

                  SECTION 8.01.     Discharge of Liability on Debentures:
Defeasance. (a) When (i) the Company delivers to the Trustee all outstanding Debentures (other than Debentures replaced pursuant to Section 2.07) for cancellation or (ii) all outstanding Debentures have become due and payable and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity all outstanding Debentures, including interest thereon (other than Debentures replaced pursuant to Section 2.07), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Sections 8.01(c) and 8.06 cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

                  (b) Subject to Sections 8.01(c), 8.02 and 8.06, the Company at any time may terminate (i) all its obligations under the Debentures and this Indenture ("legal defeasance option") or (ii) its obligations under Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.03, 4.09 and 5.01(iii) and the operation of
Sections 6.01(3), 6.01(4), 6.01(5) and (6) (in the case of clauses (5) and (6), only with respect to Significant Subsidiaries) and 6.01(7) ("covenant defease option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

                  If the Company exercises its legal defeasance option, payment of the Debentures may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Debentures may not be accelerated because of an Event of Default specified in 6.01(3), 6.01(4). 6.01(5) and (6) (with respect to Significant Subsidiaries) and 6.01(7) or because of the failure of the Company to comply with Article 4 of this Agreement (other than Sections 4.01, 4.02, 4.10 and 4.11) or with clause (iii) of Section 5.01.

                  Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

                  (c) Notwithstanding clauses (a) and (b) above, the Company's obligations in Sections 2.03. 2.04, 2.05, 2.06, 2.07, 7.07, 7.08, 8.04, 8.05 and
8.06 shall survive until the Debentures have been paid in full. Thereafter, the Company's obligations in Sections 7.07, 8.04 and 8.05 shall survive.

                  SECTION 8.02. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

                  (1) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Debentures to maturity or redemption, as the case may be;

                  (2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Debentures to maturity or redemption, as the case may be;

                  (3) unless a notice of redemption shall have been mailed pursuant to Section 3.03 and other arrangements satisfactory to the Trustee for such redemption shall have been made, 123 days pass after the deposit is made and during the 123-day period no

         Default specified in Section 6.01(5) or (6) with respect to the Company occurs which is continuing at the end of the period;

                  (4) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

                  (5) the deposit does not constitute a default under any other agreement binding on the Company and is not prohibited by Article 10;

                  (6) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

                  (7) in the case of legal defeasance option, the Company shall have delivered to Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since February 3, 1994 there has been a change in the applicable federal income tax law, in either case to the effect that and based thereon such Opinion of Counsel shall confirm that, due Debentureholders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

                  (8) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Debentureholders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

                  (9) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Debentures as contemplated by this Article 8 have been complied with.

                  Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Debentures at a future date in accordance with Article 3.

                  SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Debentures. Money and Debentures to held in trust are not subject to Article 10.

                  SECTION 8.04. Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or Debentures held by them at any time.

                  Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Debentureholders entitled to the money must look to the Company for payment as general creditors and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as paying agent thereof in the event that the Company shall at such time be serving as the paying agent, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make such repayment, may at the expense of the Company mail to each such Holder notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing, any unclaimed balance of such money remaining shall be repaid to the Company.

                  SECTION 8.05. Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

                  SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Debentures shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article S; provided, however, that, if the Company has made any payment of interest on or principal of any Debentures because of the reinstatement of its obligations, the Company shall be subrogated to the rights of Holders of such Debentures to receive such payment from the money of U.S. Government Obligations held by the Trustee or Paying Agent.


                                   ARTICLE 9.

                                   Amendments

                  SECTION 9.01. Without Consent of Holders. The Company when authorized by a resolution of the Board of Directors of the Company and the Trustee may amend this Indenture or the Debentures without notice to or consent of any Debentureholder:

                  (1) to cure any ambiguity, omission, defect or inconsistency;

                  (2) to comply with Article 5;

                  (3) to provide for uncertificated Debentures in addition to or in place of certificated Debentures; provided, however, that the uncertificated Debentures are issued in registered form for purposes of
         Section 163(f) of the Code or in a manner such that the uncertificated Debentures are described in Section 163(f)(2)(B) of the Internal Code;

                  (4) to make any change in Article 10 that would limit or terminate the benefits available to any holder of Senior Debt (or Representatives therefor) under Article 10;

                  (5) to add guarantees with respect to the Debentures or to secure the Debentures;

                  (6) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

                  (7) to comply with any requirements of the SEC in connection with qualifying this Indenture under the TIA; or

                  (8) to make any change that does not adversely affect the rights of any Debentureholder.

                  An amendment under this Section may not make any change that adversely affects the rights under Article 10 of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

                  After an amendment under this Section becomes effective, the Company shall mail to Debentureholders a notice briefly describing such amendment. The failure to give such notice to all Debentureholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

                  SECTION 9.02. With Consent of Holders. The Company when authorized by a resolution of the Board of Directors of the Company and the Trustee may amend this Indenture or the Debentures without notice to any Debentureholder but with the written consent of the Holders of at least a majority in principal amount of the Debentures; provided, however, that no amendment may be made to Section 4.08 without the written consent of the Holders of at least 66 2/3% in principal amount of the Debentures. However, without the consent of each Debentureholder affected, an amendment may not:

                  (1) reduce the amount of Debentures whose Holders must consent to an amendment;

                  (2) reduce the rate of or extend the time for payment of interest on any Debenture;

                  (3) reduce the principal of or extend the Stated Maturity of any Debenture;

                  (4) reduce the premium payable upon the redemption of any Debenture or change the time at which any Debenture may be redeemed in accordance with Article 3;

                  (5) make any Debenture payable in money other than that stated in the Debenture;

                  (6) impair the right of any Holder to receive payment of principal of and interest on such Holder's Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Debentures;

                  (7) make any change in Article 10 that adversely affects the rights of an Debentureholder under Article 10; or

                  (8) make any change in Section 6.04 or 6.07 or the second sentence of this Section.

                  It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

                  An amendment under this Section may not make any change that adversely affects the rights under Article 10 of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

                  After an amendment under this Section becomes effective, the Company shall mail to Debentureholders a notice briefly describing such amendment. The failure to give such notice to all Debentureholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

                  SECTION 9.03. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Debentures shall comply with the TIA as then in effect.

                  SECTION 9.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Debenture shall bind the Holder and every subsequent Holder of that Debenture or portion of the Debenture that evidences the same debt as the consenting Holder's Debenture, even if notation of the consent or waiver is not made on the Debenture. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Debenture or portion of the Debenture if the Trustee receives the notice of revocation before the date the or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Debentureholder.

                  The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Debentureholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Debentureholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days, after such record date.

                  SECTION 9.05.     Notation on or Exchange of Debentures.
If an amendment changes the terms of a Debenture, the Trustee may require the Holder of the Debenture to deliver it to the Trustee. The Trustee may place an appropriate notation on the Debenture regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Debenture shall issue and the Trustee shall authenticate a new Debenture that reflects the changed terms. Failure to make the appropriate notation or to issue a new Debenture shall not affect the validity of such amendment.

                  SECTION 9.06. Trustee to Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.

                  SECTION 9.07. Payment for Consent. Neither the Company, any Affiliate of the Company nor any Subsidiary shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Debentures unless such consideration is offered to be paid or agreed to be paid to all Holders which to consent, waive or agree to amend in the time frame set forth in solicitation documents relaxing to such consent, waiver or agreement.


                                   ARTICLE 10.

                                  Subordination

                  SECTION 10.01. Agreement to Subordinate. The Company agrees, and each Debentureholder by accepting a Debenture agrees, that the Indebtedness evidenced by the Debentures is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment of all Senior Debt and that the subordination is for the benefit of and enforceable by the holders of Senior Debt. Only Indebtedness of the Company which is Senior Debt shall rank senior to the Debentures in accordance with the provisions set forth herein. All provisions of this Article 10 shall be subject to Section 10.12.

                  SECTION 10.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to auditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

                  (1) holders of Senior Debt shall be entitled to receive payment in full of the Senior Debt before Debentureholders shall be entitled to receive any payment of principal of, or premium, if any, or interest on the Debentures; and

                  (2) until the Senior Debt is paid in full, any distribution to which Debentureholders would be entitled but for this Article 10 shall be made to holders of Senior Debt as their interests may appear, except that Debentureholders may receive shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the Debentures.

For purposes of this Section "payment in full", as used with respect to Senior Debt, means the receipt of cash or securities (taken at their fair value at the time of receipt, determined as hereinafter provided) of the principal amount of the Senior Debt and premium, if any, and interest thereon to the date of such payment. "Fair value" means (a) if the Debentures are quoted on a nationally recognized securities exchange, the closing price on the day such Debentures are received or, if there are no sales reported on that day, the reported closing bid price on that day, and (b) if the Debentures are not so quoted, a price determined by a nationally recognized investment banking house selected by the Debentureholders and the holders of Senior Debt receiving such securities, such price to be determined as of the date of receipt of such securities by the holders of Senior Debt.

                  SECTION 10.03. Default on Senior Debt. The Company may not pay the principal of, premium, if any, or interest on, the Debentures or make any deposit pursuant to Section 8.01 and may not repurchase, redeem or otherwise retire any Debentures (collectively, "pay the Debentures") if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Debt has been paid in full; provided, however, that the Company may pay the Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Debt. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Debentures for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the Bank Debt or a Representative of the holders of any Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice,

(ii) by repayment in full of such Designated Senior Debt or (iii) because the default specified in such Payment Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Debt or the Representative of such holders shall have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Debentures after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

                  SECTION 10.04.    Acceleration of Payment of Debentures.
If payment of the Debentures is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Debt or their representatives of the acceleration.

                  SECTION 10.05.    When Distribution Must Be Paid Over.
If a distribution is made to Debentureholders that because of this Article
10 should not have been made to them, the Debentureholders who receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

                  SECTION 10.06. Subrogation. After all Senior Debt is paid in full and until the Debentures are paid in full, Debentureholders shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt. A distribution made under this Article 10 to holders of Senior Debt which otherwise would have been made to Debentureholders is not, as between the Company and Debentureholders, a payment by the Company on Senior Debt.

                  SECTION 10.07. Relative Rights. This Article 10 defines the relative rights of Debentureholders and holders of Senior Debt. Nothing in this Indenture shall:

                  (1) impair, as between the Company and Debentureholders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Debentures in accordance with their terms; or

                  (2) prevent the Trustee or any Debentureholder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Debentureholders.

                  SECTION 10.08. Subordination May Not Be Impaired by Company. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Debentures shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

                  SECTION 10.09.    Rights of Trustee and Paying Agent.

Notwithstanding Section 10.03, the Trustee or Paying Agent may continue to make payments on the Debentures and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that payments may not be made under this
Article 10. The Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Debt may give the notice; provided, however, that, if an issue of Senior Debt has a Representative, only the Representative may give the notice.

                  The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this
Article 10 with respect to any Senior Debt which may at any time be held by it, to the same extent as any other holder of Senior Debt, and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder.

                  Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

                  SECTION 10.10. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative (if any).

                  SECTION 10.11. Article 10 Not to Prevent Events of Default or Limit Right to Accelerate. The failure to make a payment pursuant to the Debentures by reason of any provision in this Article 10 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 10 shall have any effect on the right of the Debentureholders or the Trustee to accelerate the maturity of the Debentures.

                  SECTION 10.12. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article 8 by the Trustee for the payment of principal of and interest on the Debentures shall not be subordinated to the prior payment of any Senior Debt or subject to the restrictions set forth in this Article 10, and none of the Debentureholders shall be obligated to pay over any such amount to the Company or any holder of Senior Debt of the Company or any other creditor of the Company.

                  SECTION 10.13. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article 10, the Trustee and the Debentureholders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 are pending,, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Debentureholders or (iii) upon the Representatives for the holders of Senior Debt for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this

Article 10. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this
Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 10, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 10.

                  SECTION 10.14.    Trustee To Effectuate Subordination.
Each Debentureholder by accepting a Debenture authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Debentureholders and the holders of Senior Debt as provided in this Article 10 and appoints the Trustee as attorney-in-fact for any and all such purposes.

                  SECTION 10.15. Trustee Not Fiduciary for Holders of Senior Debt. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Debentureholders or the Company or any other Person, money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10 or otherwise.

                  SECTION 10.16. Reliance by Holders of Senior Debt on Subordination Provisions. Each Debentureholder by accepting a Debenture acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of my Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Debentures, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.


                                   ARTICLE 11.

                                  Miscellaneous

                  SECTION 11.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

                  SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in Person or mailed by first-class mail addressed as follows:

                  if to the Company:

                  Petroleum Heat and Power Co., Inc.
                  2187 Atlantic Street
                  Stamford, CT 06902

                  Attention of Treasurer

                  if to the Trustee:

                  The Chase Manhattan Bank
                  450 West 33rd Street, 15th Floor
                  New York, New York 10001

                  Attention of Corporate Trust Administration

                  The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

                  Any notice or communication mailed to a Debentureholder shall be mailed to the Debentureholder at the Debentureholder's address as it appears on the registration books of the Registrar and shall be sufficiently given if to mailed within the time prescribed.

                  Failure to mail a notice or communication to a Debentureholder or any defect in it shall not affect its sufficiency with respect to other Debentureholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

                  SECTION 11.03. Communication by Holders with Other Holders. Debentureholders may communicate pursuant to TIA Section 312(b) with other Debentureholders with respect to their rights under this Indenture or the Debentures. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

                  SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

                  (1) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if my, provided for in this Indenture relating to the proposed action have been complied with; and

                  (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

                  SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

                  (1) a statement that the Person making such certificate or opinion has read such covenant or condition;

                  (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (4) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

                  SECTION 11.06. When Debentures Disregarded. in determining whether the Holders of the required principal amount of Debentures have concurred in any direction, waiver or consent, Debentures owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures which the Trustee knows are to owned shall be to disregarded. Also, subject to the foregoing, only Debentures outstanding at the time shall be considered in any such determination.

                  SECTION 11.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Debentureholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

                  SECTION 11.08. Governing Law. This indenture and the Debentures shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                  SECTION 11.09. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Debenture, each Debentureholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Debentures.

                  SECTION 11.10. Successors. All agreements of the Company in this Indenture and the Debentures shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

                  SECTION 11.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

                  SECTION 11.12. Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

                  IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

                                PETROLEUM HEAT AND POWER CO., INC.

                                By:
                                   -----------------------------------------
                                     Name:
                                     Title:


                                The Chase Manhattan Bank, as Trustee,

                                By:
                                   -----------------------------------------
                                     Name:
                                     Title:

                                                                       EXHIBIT A


                           (FORM OF FACE OF DEBENTURE)

No.                                                                   $_________

                  9 3/8% Senior Subordinated Debenture Due 2006

                  Petroleum Heat and Power Co., Inc., a Minnesota corporation, promises to pay to ____________________ or registered assigns, the principal sum of ____________ Dollars on February 1, 2006.

                  Interest Payment Dates: February 1 and August 1.

                  Record Dates: January 15 and July 15.

                  Additional Provisions of this Debenture are set forth on the other side of this Debenture.

Dated:

                                         PETROLEUM HEAT AND POWER CO., INC.,

                                         by

                                         ---------------------------------------
                                         Chief Executive Officer
[Seal]

                                         ---------------------------------------
                                         Secretary


TRUSTEE'S CERTIFICATE OF
AUTHENTICATION


                  This is one of the Debentures referred to in the within mentioned Indenture.

                  The Chase Manhattan Bank

                  by
                    ----------------------------
                      Authorized Officer

                       [FORM OF REVERSE SIDE OF DEBENTURE]

                  9 3/8% Senior Subordinated Debenture due 2006

1.       Interest

                  Petroleum Heat and Power Co., Inc., a Minnesota corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Debenture at the rate per annum shown above. The Company shall pay interest semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1999. Interest on the Debentures shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from ________ ___, 1998. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Debentures plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.       Method of Payment

                  The Company shall pay interest on the Debentures (except defaulted interest) to the Persons who are registered Holders of Debentures at the close of business on the January 15 or July 15 next preceding the interest payment date even if Debentures are canceled after the record date and on or before the interest payment date. Holders must surrender Debentures to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal and interest by check payable in such money. It may mail an interest check to a Holder's registered address.

3.       Paying Agent and Registrar

                  Initially, The Chase Manhattan Bank, a New York banking corporation ("Trustee"), shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.       Indenture

                  The Company issued the Debentures under an Indenture dated as of August ___, 1998 ("Indenture") between the Company and the Trustee. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as amended and in effect on February 3, 1994 (the "Act"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the Act for a statement of those terms.

                  The Debentures are general unsecured obligations of the Company limited to $75,000,000 aggregate principal amount (subject to Section
2.07 of the Indenture). The Indenture imposes certain limitations on the issuance of debt by the Company, the issuance of debt and preferred stock by the Subsidiaries, the creation of liens on the Capital Stock of any Subsidiary, the payment of dividends and other distributions and acquisitions of the Company's Capital Stock and Subordinated Indebtedness, certain investments and certain transactions with Affiliates. In addition, the Indenture limits the ability of the Company and the Subsidiaries to restrict distributions and dividends from Subsidiaries.

5.       Optional Redemption

                  The Debentures may not be redeemed prior to February 1, 1999. On and after that date, the Company may redeem the Debentures in whole at any time or in part from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date:

                  If redeemed during the 12-month period beginning February 1,

Year                                                 Percentage

1999.................................................   104.688%
2000.................................................   103.516
2001.................................................   102.344
2002.................................................   101.172
2003 and thereafter..................................   100.000

                  In addition, at any time prior to 5:00 p.m. eastern standard time on April 1, 1999, the Company may redeem any portion of the Debentures issued under the Indenture at a redemption price of 100.0% of the principal amount thereof, plus accrued and unpaid interest thereon, provided that (i) the Company shall substantially simultaneously consummate the Star Gas Transaction, and (ii) in connection with the Star Gas Transaction, each Share shall be converted into 0.13064 Units.

6.       Notice of Redemption

                  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at his registered address. Debentures in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Debentures (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Debentures (or such portions thereof) called for redemption.

7.       Offer to Purchase Upon a Change of Control

                  Upon the occurrence of a Change of Control, each Holder of Debentures shall have the right to require the Company to repurchase all or any part of such Holder's Debentures at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

8.       Subordination

                  The Debentures are subordinated to Senior Debt, as defined in the Indenture. To the extent provided in the Indenture, Senior Debt must be paid before the Debentures may be paid. The Company agrees, each Holder by accepting a Debenture agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

9.       Denominations; Transfer; Exchange

                  The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Debentures selected for redemption (except, in the case of a Debenture to be redeemed in part the portion of the Debenture not to be redeemed) or any Debentures for a period of 15 days before a selection of Debentures to be redeemed or 15 days before an interest payment date.

10.      Persons Deemed Owners

                  The registered Holder of this Debenture may be treated as the owner of it for all purposes.

11.      Unclaimed Money

                  If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12.      Defeasance

                  Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Debentures and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Debentures to redemption or maturity, as the case may be.

13.      Amendment, Waiver

                  Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Debentures may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Debentures and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Debentures. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Debentures in addition to or in place of certificated Debentures, or to add guarantees with respect to the Debentures or to secure the Debentures, or to add covenants for the benefit of Holders or surrender rights and powers conferred on the Company, or to comply with any requirements of the SEC in connection with qualifying the Indenture under the Act, or to make certain changes in the subordination provisions, or to make any change that does not adversely affect the rights of any Holder.

14.      Defaults and Remedies

                  Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Debentures; (ii) default in payment of principal on the Debentures at maturity, upon redemption pursuant to paragraph 5 hereof, upon declaration or otherwise, or failure by the Company to purchase Debentures when required; (iii) failure by the Company to comply with other agreements in the Indenture or the Debentures, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Debt of the Company or any Significant Subsidiary if the amount accelerated (or so unpaid) exceeds $1,000,000; (v) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; and (vi) certain judgments or decrees for the payment of money in excess of $1,000,000. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Debentures may declare all the Debentures to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which shall result in the Debentures being due and payable immediately upon the occurrence of such Events of Default.

                  Debentureholders may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Debentureholders notice of any continuing Default (except a Default in payment of principal or interest) if is determines that withholding notice is in their interest.

15.      Trustee Dealing with the Company

                  Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Debentures and may otherwise deal with and collect obligations owed to is by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

16.      No Recourse Against Others

                  A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of such obligations or their creation. By accepting a Debenture, each Debentureholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.

17.      Authentication

                  Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

18.      CUSIP Numbers

                  Pursuant to a recommendation promulgated by the Committee on Uniform Debenture Identification Procedures, the Company has caused CUSIP numbers to be printed on the Debentures and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Debentureholders. No representation is made as to the accuracy of such numbers either as printed on the Debentures or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

                  The Company shall furnish to any Debentureholder upon written request and without charge to the Debentureholder a copy of the Indenture which has in it the text of this Debenture in larger type. Requests may be made to:

                  Petroleum Heat and Power Co., Inc.
                  2187 Atlantic Street
                  Stamford, CT 06902

                  Attention of:

                  Treasurer

--------------------------------------------------------------------------------

                                 ASSIGNMENT FORM

To assign this Debenture, fill in the form below:

I or we assign and transfer this Debenture to

                  (Print or type assignee's name, address and zip code)

                  (insert assignee's social security or tax ID No.)

and irrevocably appoint ______________________________ agent to transfer this Debenture on the books of the Company. The agent may substitute another to act for him.

--------------------------------------------------------------------------------

Date:______________________         Your Signature:_____________________________


--------------------------------------------------------------------------------
Sign exactly as your name appears on the other side of this Debenture.

                       OPTION OF HOLDER TO ELECT PURCHASE

                  If you want to elect to have this Debenture purchased by the Company pursuant to Section 4.08 of the Indenture, check the box:

                                    /  /

                  If you want to elect to have only part of this Debenture purchased by the Company pursuant to Section 4.08 of the Indenture, state the amount:

                                                $___________________________

Date:______________________     Your Signature: ________________________________
                                               (Sign exactly as your name
                                                appears on the other side of the
                                                Debenture)


Signature Guarantee: ___________________________________________________________
                     (Signature must be guaranteed by a member firm of the New York Stock Exchange or a commercial bank or trust company)

                                                                      Exhibit B


CONTACT:
Star Gas:    Richard F. Ambury
             Vice President-Finance
             203-328-7313

             Robert L. Rinderman
             David C. Collins
             Jaffoni & Collins Incorporated
             212/835-8500 or rinderman@jcir.com
                             ------------------

Petro:       George Leibowitz
             Treasurer
             203/325-5470

             Jim Bottiglieri
             Vice President and Controller
             203/325-5460

FOR IMMEDIATE RELEASE

  STAR GAS PARTNERS, L.P. AND PETROLEUM HEAT AND POWER CO., INC.
           ANNOUNCE AGREEMENT IN PRINCIPLE TO COMBINE

STAMFORD, CT (August 14, 1998) -- Star Gas Partners, L.P., ("Star" or the "Partnership") (NYSE:SGU) and Petroleum Heat and Power Co., Inc. ("Petro" or the "Company") (NASDAQ:HEAT), jointly announced today that they have reached an agreement in principle to enter into a strategic business combination in which Petro would become a wholly-owned subsidiary of Star. This transaction would be effected through Petro shareholders exchanging their approximately
26.6 million shares of Petro Common Stock for approximately 3.6 million Star master limited partnership units which will be subordinated to the existing Star Common Units.

Star Gas currently distributes to its partners, on a quarterly basis, all of its Available Cash, which is generally all of the cash receipts of the Partnership less all cash disbursements, with a targeted Minimum Quarterly Distribution ("MQD") of $0.55 per Unit, or $2.20 per Unit on an annualized basis. In connection with the Petro transaction, the Partnership will increase the MQD to $.575 per unit or $2.30 per Unit on an annualized basis. This increase in the MQD reflects the expectation that the transaction will be accretive to the Partnership. The increase in the MQD will also serve to raise the threshold needed to end the subordination period.

Of the 3.6 million subordinated Partnership units anticipated to be distributed to Petro shareholders, 2.8 million will be Senior Subordinated Units and approximately 857,000 will be Junior Subordinated Units and General Partnership Interests. The Senior Subordinated Units will be publicly registered and tradable (they are expected to be listed on the NYSE) and will be subordinated in distributions to Star's Common Units. The Junior Subordinated Units and General Partnership Interests will not be registered nor publicly tradable and will be subordinated to both the Common Units and the Senior
                                    (more)

Star Gas and Petroleum Heat and Power Announce Agreement to Combine

8/14/98                                                       page 2

Subordinated Units. The Senior Subordinated Units will be exchanged with holders of Petro's publicly traded Class A common stock and the Junior Subordinated Units and General Partnership Interests will be exchanged with individuals that currently own Petro's Class C common stock. Certain holders of the Company's Class C Common Stock will also exchange their shares for Senior Subordinated Units.

It is currently contemplated that 21,177,000 shares of Petro Common Stock will be exchanged for 2,767,000 Star Senior Subordinated Units. 5,386,000 shares of Petro common stock, held by certain individuals who currently own Petro Class C common stock, including Irik P. Sevin, Chairman of Petro and Star and other members of a group that currently controls Petro, will be exchanged for 579,000 Junior Subordinated Units and General Partnership Interests which are economically equivalent to 279,000 Junior Subordinated Units.

Under the partnership subordinated provision, distributions on Star Senior Subordinated Units may be made only after distributions of Available Cash on Common Units meet the MQD requirement. Distributions on Star Junior Subordinated Units and to the General Partner may be made only after distributions of Available Cash on Common Units and Senior Subordinated Units meet the MQD requirement. The Subordination Period will extend until the Partnership earns and pays its MQD for three years. In any event, as a condition of this transaction, the Partnership agreement will be amended so that no distribution will be paid on the Senior Subordinated Units, Junior Subordinated Units, or to the General Partner except to the extent Available Cash is earned from operations.

Like many other publicly traded master limited partnerships, the Partnership contains a provision which provides the General Partner with incentive distributions in excess of certain targeted amounts. This provision will be modified so that should there be any such incentive distributions, they will be made pro rata to the Senior Subordinated Units and Junior Subordinated Units as well as to the General Partner.

In connection with the Transaction, the Senior Subordinated Units, Junior Subordinated Units and General Partnership Interests can earn, pro rata, 303,000 additional Senior Subordinated Units each year that Petro provides $.50 per unit accretion to Star to a maximum of 909,000 additional Senior Subordinated Units.

In connection with the transaction, Star intends to raise approximately $140 million through a public offering of Common Units and $120 million through a public or private offering of debt securities. The net proceeds from these offerings will be used primarily to redeem approximately $240 million in Petro public and private debt and preferred stock. Any such offering will be made only by means of a prospectus or in transactions not requiring registration under securities laws. This announcement does not constitute an offer to sell any securities. As part of this recapitalization, Petro also intends to restructure $66.2 million of privately held notes.

Petro has reached an agreement with institutional holders of an aggregate of $149 million or 63.1% of such public debt and preferred stock to permit the redemption of such securities at the closing the Star Gas/Petro Transaction. This agreement allows

                              (more)

Petro to redeem its 9 3/8% Subordinated Debentures, 10 1/8% Subordinated Notes and 12 1/4% Subordinated Debentures at 100%, 100% and 103.5% of principal amount, respectively, and to redeem its 12 7/8% Preferred Stock at $23 per share. In consideration for this early redemption right, Petro has agreed to issue to such holders 3.37 shares of newly issued Petro Junior Convertible Preferred Stock for each $1,000 in principal amount or liquidation perference of such securities. Each share of Petro Junior Convertible Preferred Stock will be exchangeable into .13 of a Star common Unit at the conclusion of this transaction representing a maximum 104,000 MLP units. Should the transaction not be consummated, the Junior Preferred Stock will be converted into a like number of shares of Class A Common Stock.

Petro will offer to the remaining holders of it's publicly traded debt and preferred stock the same right of early redemption under the same terms and conditions as agreed to by the consenting holders. This proposal will be made through an exchange offer that is expected to commence shortly. This transaction and the associated Petro recapitalization are subject to receiving an agreement to the early redemption from at least 90% of the outstanding publicly traded debt and preferred stock.

Petro currently has a 40.7% equity interest in the Partnership and a subsidiary of Petro is its general partner. After completion of the transaction, the Petro shareholders will own approximately 26% of Star's equity through Subordinated Units and General Parnership Interests. The holders of the Partnership's Common Units (including an estimated 6.4 million Common Units that will be sold in the Partnerships $140 million public offering) will own an aggregate approximately 74% equity interest in the Partnership following the completion of the transaction. The General Partner of the Partnership will be a newly organized Delaware limited liability company that will be owned by members of Petro's current control group.

In commenting on the proposed transaction, Joseph Cavanaugh, President of Star, "We believe that this strategic combination will have a number of benefits for the Partnership. Firstly, we are pleased with having achieved our goal of structuring a transaction which we believe will be immediately accretive, enabling us to increase the Partnership's MQD to $2.30 annually. Secondly, we belive this strategic combination will provide an additional source of attractive acquisition opportunities. Petro is the largest retail heating oil company in the country and the primary consolidator of that highly fragmented industry. Over the past nineteen years Petro has acquired 189 distributorships. As such, we belive this combination should provide the Partnership with a platform to increase its acquisition activities. Thirdly, over the past two and one-half years, in an effort to take advantage of its size, Petro has regionalized its operations, accessed developments in computer and communication technology, and entered into cross-marketing partnerships. These programs have provided attractive productivity, operational and marketing results which should continue to benefit the Partnership Finally, this combination significantly increases the size and market capitalization of the Partnership."

Irik P. Sevin, CEO of Petro stated, "We believe the proposed transaction will enable Petro to achieve its stated objective of accessing equity to recapitalize and delever. This should permit us to continue our historically active acquisition program and

                               (more)
facilitate the funding of our operational and marketing initiatives. In addition, the MLP structure should provide a better valuation format for Petro which is cash flow oriented and which has been the only publicly traded company in its industry. The transaction should provide our shareholders with the resumption of annual cash distributions which Petro had historically made."

The Board of Directors of Star has appointed an independent committee of directors to represent Star Gas in this matter. This committee has retained A.G. Edwards & Sons, Inc. to act as its financial advisor and to determine the fairness of this transaction to the Star Common Unit holders. The Board of Directors of Petro has retained PaineWebber Incorporated as its financial advisor and Dain Rauscher Wessels to render an opinion as to the fairness to Petro of this transaction.

The completion of the Transaction is subject to the negotiation and execution of definitive agreements, the receipt of regulatory approvals, the approval of Star's nonaffiliated common unit holders and Petro's nonaffiliated common shareholders, other necessary partnership and corporate approvals, fairness opinions from A.G. Edwards & Sons, Inc. and Dain Rauscher Wessels, and the agreement to early redemption by the holders of 90% of Petro's publicly traded debt and preferred stock.

Petro and Star will continue to operate as separate business units and this transaction will not have an impact on the day-to-day operations of either entity. There will be no reduction in the number of employees as a result of this transaction.

Petroleum Heat and Power Co., Inc. is the largest retail distributor of home heating oil in the nations, serving approximately 350,000 customers in the Northeast and Mid-Atlantic states, including the metropolitan areas of New York, Boston, Washington, D.C., Baltimore, and Providence. Star Gas Partners L.P., the eighth largest retail propane distributor services more than 166,000 customers throughout 74 locations in the Midwestern states of Ohio, Indiana, Michigan, Kentucky, West Virginia and in the Northeast, from Maine to Southern New Jersey. Star operates under several trademarks and trade names, including: Star Gas Service, Silgas, Blue Flame L.P. Gas, Maingas, Arrow Gas, Mid-Hudson Valley Propane, Coleman Gas Service, H&S Gas, Wilhoyte L.P. Gas, Rural National Gas, Pearl Gas, Bay State-Arrow Gas, Knowles L.P. Gas and Lowe Bros & Dad.

This Press Release includes "forward-looking statements," within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent Petro and Star's expectations or beliefs concerning future events that involve risks and uncertainties. Although Petro and Star Gas believe that the expectations reflected in such forward-looking statements are reasonable, Petro and Star Gas can give no assurance that such expectations will prove to have been correct. Investors and prospective investors should read this Press Release in conjunction with Petro and Star Gas' Forms 10-K and 10-Q which include additional information that could affect Petro and Star Gas' financial results.